Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Daré Bioscience, Inc. and Subsidiaries (the “Company”) of our report dated March 31, 2022 (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), relating to our audit of the consolidated financial statements of the Company, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
March 31, 2022